Exhibit 99.1

Earnings Release FY19 Q4	Investor Contacts	Media Contact
	Gerry Gould, VP-Investor Relations	Carla Burigatto, VP-Communications
	(781) 356-9402	(781) 348-7263
	gerry.gould@haemonetics.com	carla.burigatto@haemonetics.com

Olga Vlasova, Sr. Mgr.-Investor Relations
(781) 356-9763
olga.vlasova@haemonetics.com

Haemonetics Reports 4th Quarter and Fiscal Year 2019 Results and
Provides Fiscal Year 2020 Guidance;
Board of Directors Authorizes New $500 Million Share Repurchase Program

Braintree, MA, May 7, 2019 - Haemonetics Corporation (NYSE:HAE) reported financial results for its fourth quarter and fiscal year 2019, which ended March 30, 2019:

	4th Quarter 2019	FY 2019
Revenue, increase	$249.3 million, +6.7%	$967.6 million, +7.0%
Revenue increase, constant currency	+7.8%	+7.0%
Net earnings per diluted share	$0.40	$1.04
Adjusted net earnings per diluted share	$0.61	$2.39
Cash flow from operating activities	$21 million	$159 million
Free cash flow before restructuring & turnaround	$13 million	$ 71 million

Chris Simon, Haemonetics’ CEO, stated: “We are pleased with our strong finish to Fiscal 2019. We launched NexSys, the platform we believe is best positioned to support plasma industry growth. We also continued to reduce complexity and costs to meaningfully expand our profit margins, while freeing up resources to invest in growth. Our positive results are evidence that our strategy is sound and creating momentum for additional revenue and profitability growth in Fiscal 2020 as we drive our corporate-wide transformation.”

GAAP RESULTS

Fourth quarter fiscal 2019 revenue was $249.3 million, up 6.7%, and fiscal year 2019 revenue was $967.6 million, up 7.0%, compared to the same periods of fiscal 2018. Business unit revenue and growth rates compared to same prior fiscal year periods were as follows:

($ million)	4th Quarter 2019	FY 2019
Plasma	$128.8 +15.4%	$501.8 +15.1%
Hospital	$ 51.2 + 5.4%	$196.5 + 7.4%
Blood Center	$ 69.3 (5.6%)	$269.2 (5.5%)

Fourth quarter fiscal 2019 gross margin was 44.6%, down 10 basis points as compared with the same quarter of the prior year. Operating expenses were $87.4 million in the fourth quarter of fiscal 2019, down $2.8 million or 3.1% versus the prior year fourth quarter. Operating income was $23.9 million, up $9.6 million compared with the fourth quarter of fiscal 2018, while operating margin was 9.6% compared with 6.1% in the fourth quarter of fiscal 2018. The Company reported fourth quarter fiscal 2019 net income of $20.8 million, up $9.0 million compared with the prior year quarter, and earnings per diluted share of $0.40 compared with $0.22 in the fourth quarter of the prior year.

Fiscal year 2019 gross margin was 43.2%, down 240 basis points, and operating margin was 8.6%, up 240 basis points. The Company reported fiscal 2019 net income of $55.0 million, up $9.4 million compared with the prior year, and earnings per diluted share of $1.04 compared with $0.85 in the prior year.

ADJUSTED RESULTS

On a constant currency basis, revenue for the fourth quarter of fiscal 2019 was up 7.8% compared with the fourth quarter of fiscal 2018 and up 7.0% compared to full fiscal year 2018. Business unit revenue growth rates, which exclude the impact of currency, compared with the prior fiscal year periods, were as follows:

	4th Quarter 2019	FY 2019
Plasma	+15.9%	+14.8%
Hospital	+ 7.2%	+ 7.3%
Blood Center	(4.6%)	(5.5%)

Plasma revenue growth in North America was 17.6% in the fourth quarter of fiscal 2019, including 17.6% growth in disposables. Plasma revenue growth in North America was 18.1% in fiscal 2019, including 17.1% growth in disposables. The Company continues its ongoing rollout of NexSys PCS® devices and NexLynk DMS™ donor management software. Within Hospital, revenue growth in the Hemostasis Management product line was 13.7% in the fourth quarter of fiscal 2019 and 16.1% in fiscal 2019.

Fourth quarter adjusted gross margin was 47.1%, up 150 basis points compared with the same quarter of the prior year. Adjusted operating expenses were $74.7 million, down $4.6 million or 5.8%, the direct result of improvements in productivity, as well as a favorable year-over-year comparison due to one-time investments in the prior year quarter.

Adjusted operating income was $42.8 million, up $15.5 million, or 56.7%, while operating margin was 17.1%, up 540 basis points as compared with the fourth quarter of fiscal 2018. The adjusted income tax rates of 21.6% and 11.6% in the fourth quarters of fiscal 2019 and 2018, respectively, reflect year-to-date catch-up adjustments for discrete benefits associated with U.S. tax reform and geographic mix in the fiscal 2018 fourth quarter.

Fourth quarter fiscal 2019 adjusted net income was $32.0 million, up $8.7 million or 37.4%, and adjusted earnings per share was $0.61, up 41.9% compared with $0.43 in the fourth quarter of fiscal 2018. Adjusted net income growth was driven by the significant increase in adjusted operating income, partially offset by the higher tax rate and higher interest expense. The Company’s adjusted earnings per share growth benefited from a net reduction in share count, as the impact of fiscal 2019 share repurchases exceeded ongoing share dilution.

Fiscal year 2019 adjusted gross margin improved by 160 basis points to 47.5%, adjusted operating margin improved by 260 basis points to 17.1%, adjusted operating income improved by 25.7% to $165.0 million and adjusted earnings per share improved by 27.8% to $2.39.

BALANCE SHEET AND CASH FLOW

Cash on hand at March 30, 2019 was $169.4 million, a decrease in fiscal 2019 of $10.8 million, and includes the funding of $160.0 million of share repurchases. Free cash flow before restructuring and turnaround funding requirements was $70.7 million in fiscal 2019, down 56.3% compared with the prior year, principally due to increased capital expenditures and working capital.

SHARE REPURCHASE PROGRAM

The Company announced that its Board of Directors recently authorized the repurchase of up to $500 million of Haemonetics common shares over the next two years. This new share repurchase program will help to offset the dilutive impact of recent and future employee equity grants. The timing and amounts of activity under the repurchase program will be at management’s discretion with the intent of beginning activity under the program during fiscal 2020. In addition to this share repurchase activity, the Company’s capital allocation strategy continues to prioritize funding of planned internal investments to support the business as well as external opportunities to accelerate its long-term growth plans.

Under the share repurchase program, the Company is authorized to repurchase, from time to time, outstanding shares of common stock in accordance with applicable laws on the open market, including under trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in privately negotiated transactions. The actual timing, number and value of shares repurchased will be determined by the Company at its discretion and will depend on a number of factors, including market conditions, applicable legal requirements and compliance with the terms of loan covenants. The share repurchase program may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its common stock under the program.

RESTRUCTURING AND TURNAROUND EXPENSES, ASSET IMPAIRMENTS, DEAL AMORTIZATION, ACCELERATED DEPRECIATION AND GAIN ON DIVESTITURE

The Company incurred accelerated depreciation and other related charges of $5.9 million in the fourth quarter and $19.1 million in fiscal 2019 related to PCS2 devices in the Plasma business; accelerated depreciation will continue throughout the NexSys PCS rollout. The Company also incurred $21.2 million of first-quarter asset impairments in fiscal 2019. The impairments were mostly related to the write-off of a non-strategic production line in the Blood Center business.

The Company incurred restructuring and turnaround expenses of $6.4 million in the fourth quarter of fiscal 2019 and $4.6 million in the fourth quarter of fiscal 2018. In fiscal 2019, the Company incurred $13.6 million of restructuring and turnaround expenses and $2.7 million of legal charges and, in fiscal 2018, $44.1 million of restructuring and turnaround expenses and $3.0 million of legal charges.

These impairments, accelerated depreciation, expenses and charges were excluded from the computation of adjusted earnings, as were deal amortization expenses of $6.1 million and $6.5 million in the fourth quarters of fiscal 2019 and 2018, respectively, and $24.8 million and $26.0 million in fiscal 2019 and 2018, respectively. Also excluded from fiscal 2018 adjusted earnings was a gain of $8.0 million realized upon divestiture of the Company’s SEBRA line of benchtop and hand held sealers.

FISCAL 2020 GUIDANCE

In addition to reported revenue growth guidance, organic revenue growth guidance is provided for fiscal 2020 upon the Company’s end-of-life of its OrthoPAT product. Organic growth is computed by starting with reported revenue, adjusting for currency impact, and excluding $10 million of fiscal 2019 revenue from the OrthoPAT end-of-life in Hospital. Reconciliations of reported to organic revenue are provided in the schedules accompanying this release and in the analyses that can be accessed by the following direct link: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9NDE4OTc2fENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636924163445225608

	Reported (GAAP)	Organic
Total revenue	5-7%	6-8%
Plasma revenue	11-13%	11-13%
Hospital revenue	6-8%	11-13%
Blood Center revenue	(6-8%)	(6-8%)

Plasma revenue guidance provided includes 14-16% reported and organic growth in North America and includes a NexSys premium for customers under signed contracts. Hospital revenue guidance provided includes a Hemostasis Management growth rate similar to that realized in fiscal 2019.

Fiscal 2020 earnings and cash flow guidance follow:

	FY 2020	FY 2019
Operating Margin (GAAP)	13-15%	8.6%
Adjusted Operating Margin	19-21%	17.1%
Earnings per Diluted Share (GAAP)	$1.90-$2.10	$1.04
Adjusted Earnings per Diluted Share	$2.80-$3.00	$2.39
Cash Flow From Operating Activities (GAAP)	$150-$175 million	$159 million
Free Cash Flow, Before Restructuring & Turnaround	$100-$125 million	$71 million

Fiscal 2020 earnings guidance includes benefits from the previously announced Complexity Reduction Initiative and the benefit of planned activity from the new share repurchase program offsetting dilution.

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss fourth quarter and fiscal 2019 results, as well as fiscal 2020 guidance, on Tuesday, May 7, 2019 at 8:00am Eastern Time. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 4378487. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/m6/p/299h3spu.

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9NDE4OTc2fENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636924163445225608

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, and plans or objectives related to the Complexity Reduction Initiative, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to U.S. tax reform and the share repurchase program, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences.

Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.

Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our ability to implement the Complexity Reduction Initiative as planned, on the anticipated timeline and at the anticipated cost, our ability to realize the estimated savings from the Complexity Reduction Initiative, the impact of share repurchases on our stock price and volatility, as well as the effect of short-term price fluctuations on the program’s effectiveness, technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, and the effect of industry consolidation as seen in the plasma market.  These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the SEC. The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures and guidance which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets, and forecast future results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations.

When used in this release, constant currency measures the change in revenue between the current and prior year periods using a constant currency conversion rate. Organic revenue growth excludes the impact of currency, product line end-of-life decisions as well as acquisition and divestiture activities. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted earnings per share exclude restructuring and turnaround costs, accelerated device depreciation and related costs, deal amortization expenses, impacts of U.S. tax reform, certain legal and other expenses, and non-cash write-downs of goodwill and other assets. Adjusted net income and adjusted earnings per share also exclude gains and losses on asset dispositions. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment. Reconciliations of these measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com.

The Company calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations and forward-looking adjusted earnings per share guidance excludes potential charges or gains that would be recorded as Non-GAAP adjustments to earnings during the fiscal year. The Company does not attempt to provide reconciliations of forward-looking adjusted earnings per share guidance to projected GAAP earnings per share guidance because the combined impact and timing of recognition of certain potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for the Fourth Quarter of FY19 and FY18
(Data in thousands, except per share data)

	3/30/2019	3/31/2018	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$249,295	$233,552	6.7%
Gross profit	111,210	104,386	6.5%

R&D	8,747	11,087	(21.1)%
S,G&A	78,607	79,024	(0.5)%
Operating expenses	87,354	90,111	(3.1)%

Operating income	23,856	14,275	67.1%

Interest and other expense, net	(2,037)	(963)	n/m

Income before taxes	21,819	13,312	63.9%

Tax expense	984	1,432	(31.3)%

Net income	$20,835	$11,880	75.4%

Net income per common share assuming dilution	$0.40	$0.22	81.8%

Weighted average number of shares:
Basic	51,010	52,867
Diluted	52,215	54,151

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	44.6%	44.7%	(0.1)%
R&D	3.5%	4.7%	(1.2)%
S,G&A	31.5%	33.8%	(2.3)%
Operating income	9.6%	6.1%	3.5%
Income before taxes	8.8%	5.7%	3.1%
Net income	8.4%	5.1%	3.3%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for Year-to-Date FY19 and FY18
(Data in thousands, except per share data)

	3/30/2019	3/31/2018	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$967,579	$903,923	7.0%
Gross profit	417,536	411,908	1.4%

R&D	35,714	39,228	(9.0)%
S,G&A	298,277	316,523	(5.8)%
Operating expenses	333,991	355,751	(6.1)%

Operating income	83,545	56,157	48.8%

Gain on divestiture	—	8,000	(100.0)%
Interest and other expense, net	(9,912)	(4,525)	n/m
Income before taxes	73,633	59,632	23.5%

Tax expense	18,614	14,060	32.4%

Net income	$55,019	$45,572	20.7%

Net income per common share assuming dilution	$1.04	$0.85	22.4%

Weighted average number of shares:
Basic	51,533	52,755
Diluted	52,942	53,501

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	43.2%	45.6%	(2.4)%
R&D	3.7%	4.3%	(0.6)%
S,G&A	30.8%	35.0%	(4.2)%
Operating income	8.6%	6.2%	2.4%
Income before taxes	7.6%	6.6%	1.0%
Net income	5.7%	5.0%	0.7%

Revenue Analysis for the Fourth Quarter of FY19 and FY18
(Data in thousands)

	Three Months Ended
	3/30/2019	3/31/2018	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$154,322	$138,060	11.8%	—%	11.8%
International	94,973	95,492	(0.5)%	(2.5)%	2.0%
Net revenues	$249,295	$233,552	6.7%	(1.1)%	7.8%

Revenues by business unit
Plasma	$128,759	$111,580	15.4%	(0.5)%	15.9%
Blood Center	69,322	73,400	(5.6)%	(1.0)%	(4.6)%
Hospital (2)	51,214	48,572	5.4%	(1.8)%	7.2%
Net revenues	$249,295	$233,552	6.7%	(1.1)%	7.8%

(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $22.2 million and $19.9 million for the three months ended March 30, 2019 and March 31, 2018, respectively. Hemostasis Management revenue increased 11.5% in the fourth quarter of fiscal 2019 as compared with the same period of fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 13.7% in the fourth quarter of fiscal 2019 as compared with the same period of fiscal 2018.

Revenue Analysis for Year-to-Date FY19 and FY18
(Data in thousands)

	Year Ended
	3/30/2019	3/31/2018	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$606,845	$548,731	10.6%	—%	10.6%
International	360,734	355,192	1.6%	—%	1.6%
Net revenues	$967,579	$903,923	7.0%	—%	7.0%

Revenues by business unit
Plasma	$501,837	$435,956	15.1%	0.3%	14.8%
Blood Center	269,203	284,902	(5.5)%	—%	(5.5)%
Hospital (2)	196,539	183,065	7.4%	0.1%	7.3%
Net revenues	$967,579	$903,923	7.0%	—%	7.0%

(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $87.6 million and $75.5 million for fiscal 2019 and 2018, respectively. Hemostasis Management revenue increased 16.0% in fiscal 2019 as compared with fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 16.1% in fiscal 2019 as compared with fiscal 2018.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	3/30/2019	3/31/2018
	(unaudited)
Assets
Cash and cash equivalents	$169,351	$180,169
Accounts receivable, net	185,027	151,226
Inventories, net	194,337	160,799
Other current assets	27,406	28,983
Total current assets	576,121	521,177
Property, plant & equipment, net	343,979	332,156
Intangible assets, net	127,693	156,589
Goodwill	210,819	211,395
Other assets	16,155	16,022
Total assets	$1,274,767	$1,237,339

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$27,666	$194,259
Other current liabilities	208,093	190,444
Total current liabilities	235,759	384,703
Long-term debt	322,454	59,423
Other long-term liabilities	48,686	40,784
Stockholders' equity	667,868	752,429
Total liabilities & stockholders' equity	$1,274,767	$1,237,339

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Year Ended
	3/30/2019	3/31/2018
	(unaudited)
Cash Flows from Operating Activities:
Net income	$55,019	$45,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,418	89,247
Gain on divestiture	—	(8,000)
Stock-based compensation expense	17,188	13,025
Impairment of assets	21,170	2,673
Provision for losses on accounts receivable and inventory	6,325	2,639
Change in other non-cash operating activities	12,911	(4,785)
Change in accounts receivable, net	(38,064)	5,087
Change in inventories	(39,322)	14,385
Change in other working capital	14,636	60,507
Net cash provided by operating activities	159,281	220,350
Cash Flows from Investing Activities:
Capital expenditures	(118,961)	(74,799)
Proceeds from sale of property, plant and equipment	2,813	2,758
Proceeds from divestiture	—	9,000
Net cash used in investing activities	(116,148)	(63,041)
Cash Flows from Financing Activities:
Borrowings, net of repayments	95,927	(60,983)
Proceeds from employee stock programs	13,445	40,340
Share repurchases	(160,000)	(100,000)
Net cash used in financing activities	(50,628)	(120,643)
Effect of exchange rates on cash and cash equivalents	(3,323)	3,939
Net Change in Cash and Cash Equivalents	(10,818)	40,605
Cash and Cash Equivalents at Beginning of the Period	180,169	139,564
Cash and Cash Equivalents at End of Period	$169,351	$180,169

Free Cash Flow Reconciliation:
Cash provided by operating activities	$159,281	$220,350
Capital expenditures, net of proceeds from sale of property, plant and equipment	(116,148)	(72,041)
Free cash flow after restructuring and turnaround costs	$43,133	$148,309
Restructuring and turnaround costs	34,894	18,731
Tax benefit on restructuring and turnaround costs	(7,338)	(5,232)
Free cash flow before restructuring and turnaround costs	$70,689	$161,808

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring, turnaround and other costs from our GAAP expenses. Our restructuring and turnaround costs for the periods reported are principally related to employee severance and retention, program management costs associated with the implementation of outsourcing initiatives and recent accounting standards and other costs associated with the fiscal 2018 Complexity Reduction Initiative launched on November 1, 2017.
In addition to restructuring and turnaround costs, we are reporting non-GAAP earnings before deal amortization, asset impairments, PCS2 accelerated depreciation and related costs, legal charges and gain and losses on dispositions.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Adjusted Measures for the Fourth Quarter of FY19 and FY18
(Data in thousands except per share data)
	Three Months Ended
	3/30/2019	3/31/2018
	(unaudited)
GAAP gross profit	$111,210	$104,386
PCS2 accelerated depreciation and related costs	5,923	—
Restructuring and turnaround costs	320	239
Impairment of assets	—	1,941
Adjusted gross profit	$117,453	$106,566

GAAP operating expenses	$87,354	$90,111
Restructuring and turnaround costs	(6,082)	(4,318)
Deal amortization	(6,136)	(6,512)
Legal charges (1)	(437)	—
Adjusted operating expenses	$74,699	$79,281

GAAP operating income	$23,856	$14,275
Restructuring and turnaround costs	6,402	4,557
Impairment of assets	—	1,941
PCS2 accelerated depreciation and related costs	5,923	—
Deal amortization	6,136	6,512
Legal charges (1)	437	—
Adjusted operating income	$42,754	$27,285

GAAP net income	$20,835	$11,880
Restructuring and turnaround costs	6,402	4,557
Impairment of assets	—	1,941
PCS2 accelerated depreciation and related costs	5,923	—
Deal amortization	6,136	6,512
Legal charges (1)	437	—
Tax impact associated with adjustments	(7,756)	1,771
Tax reform		(3,385)
Adjusted net income	$31,977	$23,276

GAAP net income per common share	$0.40	$0.22
Adjusted items after tax per common share assuming dilution	$0.21	$0.21
Adjusted net income per common share assuming dilution	$0.61	$0.43
(1) Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.

Reconciliation of Adjusted Measures for Year-to-Date FY19 and FY18
(Data in thousands except per share data)
	Year Ended
	3/30/2019	3/31/2018
	(unaudited)
GAAP gross profit	$417,536	$411,908
Impairment of assets	21,170	1,941
PCS2 accelerated depreciation and related costs	19,126	—
Restructuring and turnaround costs	1,304	717
Adjusted gross profit	$459,136	$414,566

GAAP operating expenses	$333,991	$355,751
Restructuring and turnaround costs	(12,356)	(43,408)
Deal amortization	(24,803)	(26,013)
Legal charges (1)	(2,726)	(3,011)
Adjusted operating expenses	$294,106	$283,319

GAAP operating income	$83,545	$56,157
Restructuring and turnaround costs	13,660	44,125
Impairment of assets	21,170	1,941
PCS2 accelerated depreciation and related costs	19,126	—
Deal amortization	24,803	26,013
Legal charges (1)	2,726	3,011
Adjusted operating income	$165,030	$131,247

GAAP net income	$55,019	$45,572
Restructuring and turnaround costs	13,623	44,125
Impairment of assets	21,170	1,941
PCS2 accelerated depreciation and related costs	19,126	—
Deal amortization	24,803	26,013
Gain on divestiture	—	(8,000)
Legal charges (1)	2,726	3,011
Tax impact associated with adjustments	(9,682)	(14,598)
Tax reform impact	—	1,988
Adjusted net income	$126,785	$100,052

GAAP net income per common share	$1.04	$0.85
Adjusted items after tax per common share assuming dilution	$1.35	$1.02
Adjusted net income per common share assuming dilution	$2.39	$1.87
(1) Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.

Projected Fiscal 2020 GAAP and Organic Revenue Growth Rates
	GAAP Revenue Growth	End-of-Life Products	Organic Revenue Growth
Plasma	11 - 13%	—	11 - 13%
Blood Center	(6 - 8%)	—	(6 - 8%)
Hospital	6 - 8%	5%	11 - 13%
Net revenues	5 - 7%	1%	6 - 8%

Projected Fiscal 2020 GAAP and Adjusted Operating Margin
FY 2020
Operating margin (GAAP)	13 - 15%
Deal amortization	2%
PCS2 accelerated depreciation and related costs	2%
Restructuring and turnaround costs	1%
European medical device regulation	1%
Adjusted operating margin	19 - 21%